Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Laboratory Corporation of America Holdings of our report dated February 25, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is February 25, 2022, relating to the financial statements, which appears in Laboratory Corporation of America Holdings’ Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

November 18, 2022